Exhibit 10.40

UNSECURED PROMISSORY NOTE

$2,650,000.00

FOR VALUABLE CONSIDERATION, the undersigned, Global Energy, Inc. (hereinafter Purchaser) promises to pay to the order of Midwest Minerals, Inc. (hereinafter Seller) the sum of Two Million Six Hundred Fifty Thousand Dollars ($2,650,000.00) in accordance with the following schedule of payments:

a.	$350,000.00 paid to Seller by Purchaser by means of wire transfer to Seller’s account in the First Financial Bank of Terre Haute, IN (or other institution as Seller may direct) not later than June 1, 2005 and,

b.	in the event Purchaser does not deliver said $350,000.00 to the account of Seller by the end of the business day, June 1, 2005, a “late fee” of $150,000.00 shall be assessed by Seller to Purchaser and said sum shall be added to the accrued balance.

c.	Beginning June 1, 2005, Purchaser shall pay Seller interest at the rate of 7% annually on the unpaid balance and late fee (if any). Said interest shall be accrued until December 31, 2005.

d.	Purchaser shall, prior to December 31, 2005, pay the Seller by means of wire transfer to Seller’s account in the First Financial Bank of Terre Haute, IN (or other institution as Seller may direct) the outstanding balance of the original $2,650,000.00 (plus all interest accrued plus late fees if applicable).

e.	In the event Purchaser does not make payment in full by December 31, 2005, an additional “late fee” of $1,000,000.00 shall be assessed by Seller to Purchaser.

f.	Beginning January 1, 2006, Purchaser shall pay Seller interest at the rate of 10% annually on the unpaid balance and on the accrued late fees. Said interest shall accrue until complete payment has been made by the Purchaser to the Seller.

g.	Should the Purchaser complete an initial public offering of its stock at any time subsequent to closing, Purchaser shall be obligated to pay all outstanding sums, plus late fees (if any), plus interest accrued (if any) within ten calendar days of said initial public offering.

Global to Midwest Promissory Note 2005 Rev II

The undersigned waives demand, presentment, protest, notice of protest, and notice of nonpayment or dishonor of this note, and should Midwest Minerals, Inc. incur any legal fees after January 1, 2007, to procure sums it is owed or to otherwise protect its interests pursuant to the Promissory Note, the full and complete amount of any and all said legal fees shall be paid by Purchaser.

The undersigned person executing this Promissory Note on behalf of Purchaser represents and certifies that he is the duly elected officer of Purchaser and Purchaser has been fully empowered, by proper resolution of the Board of Directors of Purchaser to execute, acknowledge and deliver this Promissory Note; that Purchaser corporation has full corporate capacity to enter into this Promissory Note; and that all necessary corporate action for the entering into of such Promissory Note has been taken.

Signed and delivered this 9th day of March, 2005.

Global Energy, Inc.

By	/s/ H. H. Graves
Harry H. Graves President

Global to Midwest Promissory Note 2005 Rev II